EXHIBIT 2.2

                         ARTICLES/CERTIFICATE OF MERGER

                                       OF

                            MERITUS INDUSTRIES, INC.

                                      INTO

                                 DSI TOYS, INC.

            Pursuant to the provisions of Sections 14A:10-4.1 and 14A:10-7 of the New Jersey Business Corporation Act ("NJBCA") and Articles 5.01-5.06 of the Texas Business Corporation Act ("TBCA"), the undersigned corporations, Meritus Industries, Inc., a New Jersey corporation and DSI Toys, Inc., a Texas corporation (collectively, the "Constituent Corporations"), adopt the following Articles/Certificate of Merger for the purpose of merging Meritus Industries, Inc. into DSI Toys, Inc.:

            FIRST: The name of the surviving corporation is DSI Toys, Inc. (hereinafter, the "Surviving Corporation") and the name of the merging corporation is Meritus Industries, Inc. (hereinafter the "Merged Corporation").

            SECOND: The Plan of Merger setting forth the terms and conditions of the merger is attached to this Certificate as Exhibit A.

            THIRD: The Plan of Merger was approved by the board of directors of the Surviving Corporation on December 17, 1999, and no vote of the shareholders of the Surviving Corporation was required because of
            Article 5.03G of the TBCA and the applicability of the provisions of
            Section 14A:10-3(4) of the NJBCA to the Plan of Merger.

            FOURTH: The shareholders of the Merged Corporation approved the Plan of Merger on October 7, 1999.

            FIFTH: The number of outstanding shares of each class and series of shares of the Merged Corporation entitled to vote on the Plan of Merger is ten (10). The number of shares voting for the

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            Plan of Merger by the Merged Corporation is 10. No shareholder voted against the Plan of Merger.

            SIXTH: The laws of the State of Texas, the jurisdiction of organization of the Surviving Corporation, permit the merger contemplated by the Plan of Merger, and the laws of the State of Texas, on fulfillment of all filing and recording requirements set forth by the applicable laws of the State of Texas, will have been complied with.

            SEVENTH: The approval of the Plan of Merger was duly authorized by all action required by the laws of the state of incorporation of the Merged Corporation and by the Merged Corporation's constituent documents.

            EIGHTH: The Surviving Corporation hereby agrees (i) that it will promptly pay to the dissenting shareholders of the Merged Corporation the amount, if any, to which they shall be entitled under the provisions of the NJBCA with respect to the rights of dissenting shareholders, and (ii) that it may be served with process in the State of New Jersey in any proceeding for enforcement of any obligation of any Constituent Corporation previously amenable to suit in the State of New Jersey, as well as for the enforcement of the right of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 14A:11-1 et. seq. of the NJBCA. The Surviving Corporation hereby irrevocably appoints the Secretary of State of the State of New Jersey as its agent to accept service of process in any such suit or other proceedings and such process shall be mailed by the Secretary of State of the State of New Jersey to the Surviving Corporation at 1100 West Sam Houston Parkway (North), Houston, Texas 77043: Attn.: President.

            NINTH: No amendments to the Articles of Incorporation of the Surviving Corporation are desired to be effected by the merger. (TBCA Art. 5.04(A)(1)(c).)

            TENTH: A copy of the Plan of Merger is on file at the office of the Surviving Corporation and will be furnished by the Surviving Corporation, on written request and without cost, to any shareholder of the Surviving Corporation. (TBCA Art. 5.04(A)(1)(f)).

            ELEVENTH: The merger of the Constituent Corporations shall be effective as of the date of the filing of this Articles/Certificate.

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            IN WITNESS WHEREOF, each of the undersigned Constituent Corporations has caused this Articles/Certificate of Merger to be executed as of the 7th day of January, 2000.

                                       MERITUS INDUSTRIES, INC.
                                       a New Jersey corporation


                                       By: /s/ WALTER REILING
                                               Walter Reiling
                                               President

                                       DSI TOYS, INC.
                                       a Texas corporation


                                       By: /s/ ROBERT L. WEISGARBER
                                               Robert L. Weisgarber
                                               Chief Financial Officer/
                                               Vice President

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                                  EXHIBIT "A"

                                 PLAN OF MERGER

      THIS PLAN OF MERGER (the "Plan") dated the 7th day of October, 1999 is between DSI TOYS, INC., a Texas corporation ("DSI" or the "Surviving Corporation") and MERITUS INDUSTRIES, INC., a New Jersey corporation ("Meritus").

                              W I T N E S S E T H:

      WHEREAS, the respective Boards of Directors of each of Meritus and DSI have approved and declared advisable the merger of Meritus with and into DSI (the "Merger") and approved the Merger upon the terms and subject to the conditions set forth in that certain Agreement and Plan of Merger (the "Agreement") of even date herewith, whereby each issued and outstanding share of the common stock, par value $.01 per share, of Meritus (a "Meritus Share" or, collectively, the "Meritus Shares"), not owned directly or indirectly by Meritus, will be converted into shares of common stock, $0.01 par value, of DSI ("DSI Shares"), and certain other consideration as provided in the Agreement;

      WHEREAS, this Plan has been adopted by the Board of Directors of DSI and Meritus and by the shareholders of Meritus.

      NOW, THEREFORE, this Plan sets forth the following terms and conditions of the Agreement upon which Meritus is to be merged with and into DSI:

      A. TERMS AND CONDITIONS OF MERGER.

            1. THE MERGER. At the Effective Time (as defined below), Meritus shall be merged with and into DSI and the separate corporate existence of Meritus shall thereupon cease. DSI shall be the Surviving Corporation in the Merger and the separate corporate existence of DSI with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Section A.4 below;

            2. EFFECTIVE TIME. The Merger shall become effective at the time when the New Jersey Certificate of Merger has been duly filed with the Secretary of State of New Jersey and the Texas Articles of Merger have been filed with the Secretary of State of Texas.

            3. CERTIFICATE OF INCORPORATION AND BYLAWS. The certificate of incorporation of DSI as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable law. The bylaws of DSI in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the "Bylaws"), until thereafter amended as provided therein or by applicable law.
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            4. DIRECTORS. The directors of DSI immediately prior to the
Effective Time shall, from and after the Effective Time, continue to be directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws. Pursuant to the terms and conditions of a voting trust agreement, as of the date that is no later than thirty (30) days after the Effective Time, Mr. Walter Reiling shall be appointed to the Board of Directors of DSI.

      B. SHARE CONVERSION.

            1. EFFECT ON CAPITAL STOCK. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of DSI, the Meritus Shares issued and outstanding immediately prior to the Effective Time (other than any Meritus Shares owned by Meritus or any other direct or indirect subsidiary of Meritus and not held on behalf of third parties (collectively, "Excluded Shares"), shall be converted into, and become exchangeable for (a) Six Hundred Thousand (600,000) validly issued, fully paid and nonassessable DSI Shares, representing Sixty Thousand (60,000) DSI Shares for each of the ten (10) Meritus Shares issued and outstanding as of the Effective Time (provided, however, if the closing price for DSI Shares at the close of the market on the day prior to the Effective Time is less than $3.10 per share, then DSI shall issue additional DSI Shares to Meritus so that the aggregate value of the DSI Shares issued in the Merger is equal to One Million Eight Hundred Sixty Thousand Dollars ($1,860,000); (b) One Million One Hundred Thousand Dollars ($1,100,000) in cash; and (iii) DSI's Subordinated Secured Promissory Note for One Million Six Hundred Ninety Thousand Dollars ($1,690,000.00) (the "Note"). DSI's obligations under the Note shall be secured by a Letter of Credit. At the Effective Time, all Meritus Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such Meritus Shares (other than Excluded Shares, if any) shall thereafter represent only the right to receive the DSI Shares into which such Meritus Shares have been converted and the right to receive One Hundred and Ten Thousand Dollars ($110,000) in cash per Meritus Share and the right, if any, to receive cash in lieu of fractional shares into which such Meritus Shares have been converted pursuant to Section B.2 below. Each Excluded Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

            2. FRACTIONAL SHARES. No certificates or scrip representing fractional DSI Shares shall be issued upon the surrender for exchange of Certificates; no dividend or other distribution by DSI and no stock split, combination or reclassification shall relate to any such fractional share; and no such fractional share shall entitle the record or beneficial owner thereof to vote or to any other rights of a stockholder of DSI. In lieu of any such fractional share, each holder of Shares who would otherwise have been entitled thereto upon the surrender of Certificate(s) for exchange will be paid an amount in cash (without interest) rounded up to the nearest whole cent, determined by multiplying (i) the per share closing price on the NASDAQ (the "NASDAQ") of DSI Shares (as reported in The Wall Street Journal) on the date on which the Effective Time shall occur (or, if the DSI Shares shall not trade on NASDAQ on such date, the first day of trading in DSI Shares on NASDAQ thereafter) by (ii) the fractional share to which such holder would otherwise be entitled.
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            3. ADJUSTMENTS OF CONVERSION NUMBER. In the event that Meritus changes the number of Meritus Shares or securities convertible or exchangeable into or exercisable for Meritus Shares, or DSI changes the number of DSI Shares or securities convertible or exchangeable into or exercisable for DSI Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), dividend or distribution, recapitalization, merger (other than the Merger), subdivision, issuer tender or exchange offer for the issuer's own shares (other than repurchases by DSI between the date hereof and the Effective Time of less than 5% of the outstanding DSI Shares pursuant to Rule 10b-18, promulgated under the Securities Exchange Act of 1934, as amended), or other similar transaction with a materially dilutive effect, or if a record date with respect to any of the foregoing shall occur prior to the Effective Time, the conversion number shall be equitably adjusted.

      IN WITNESS WHEREOF, DSI has approved this Plan as of the date first above written pursuant to a resolution of its Board of Directors and Meritus' Board of Directors and shareholders have approved this Plan as of the date first above written.


                                    DSI TOYS, INC.,
                                    a Texas corporation


                                    By: /s/ ROBERT L. WEISGARBER
                                    Name:   Robert L. Weisgarber
                                    Title:  Chief Financial Officer/
                                            Vice President


                                    MERITUS INDUSTRIES, INC.,
                                    a New Jersey corporation


                                    By: /s/ WALTER REILING
                                    Name:   Walter Reiling
                                    Title:  President